EXHIBIT 99.1

Press Contact: Tom Rodak Director of Corporate Marketing (765) 771-5555	Investor Relations: (765) 771-5310

FOR IMMEDIATE RELEASE

WABASH NATIONAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE WALKER GROUP HOLDINGS LLC

Market Leading Manufacturer of Liquid Transportation Systems and Engineered Products

LAFAYETTE, Ind. – March 27, 2012 – Wabash National Corporation (NYSE: WNC) today announced that it has entered into a definitive agreement to acquire Walker Group Holdings LLC, a leading manufacturer of liquid-transportation systems and engineered products for $360 million. The all cash transaction is anticipated to be immediately accretive to the Company’s net income and is expected to close in the second quarter, subject to regulatory approval. Wabash has received committed financing from Morgan Stanley and Wells Fargo of up to $450 million to fund the purchase price and provide additional financial resources.

Commenting on the transaction, Wabash National’s President and Chief Executive Officer, Richard Giromini said, “Consistent with our diversification strategy, we are very excited to join forces with Walker, a clear leader in a complementary and growing market. The Company has a leading position in nearly every one of its product categories, well-known brands, strong customer relationships that span over decades, and high margin products supported by industry leading innovation and low cost manufacturing. We are particularly pleased to be adding a deep and talented team under the leadership of Doug Chapple. Our two companies share a strong cultural fit and we look forward to completion of the transaction to then begin to integrate best practices, leverage individual talents, and accelerate strategic growth initiatives across the combined entity.”

For fiscal year 2011, Walker Group Holdings generated revenue of $344 million and Adjusted EBITDA of $53 million. EBITDA is a non-GAAP financial measure. See below for a reconciliation of Adjusted EBITDA to 2011 GAAP net income of $28 million.

Morgan Stanley is acting as exclusive financial advisor to Wabash while Hogan Lovells US LLP is serving as legal advisor. Harris Williams & Co. is acting as exclusive financial advisor to Walker Group Holdings while Hunton & Williams LLP is serving as legal advisor.

Conference Call Details

Wabash National will host a Webcast and conference call today, March 27, 2012 at 10:00 a.m. EDT to discuss the Company’s acquisition of Walker Group Holdings LLC. The Webcast can be accessed live at the Company’s website at www.wabashnational.com. The phone number to access the conference call is 866-713-8567 and participant code is 96859906. For those unable to participate in the live webcast, the call will be archived at www.wabashnational.com within three hours of the conclusion of the live call and will remain available through March 27, 2013.

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, truck bodies and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, FreightProTM, Eagle® and BensonTM brand names. The Company operates two wholly-owned subsidiaries, Transcraft® Corporation and Wabash National Trailer Centers, trailer service centers and retail distributors of new and used trailers and aftermarket parts throughout the U.S. To learn more, visit www.wabashnational.com.

About Walker Group Holdings LLC

Headquartered in New Lisbon, Wisconsin, Walker Group Holdings, a portfolio company of Insight Equity Holdings LLC, the Dallas, Texas-area headquartered private equity firm, is a leader in designing and manufacturing high-quality, stainless steel products for the dairy, chemical, food and beverage, aviation, personal care, pharmaceutical, sanitary, energy, and nuclear industries. Its innovative products are sold under the Walker Transport, Brenner Tank, Garsite, Progress Tank, Tri State Tank, Bulk Tank International, Walker Defense Group, Walker Barrier Systems, Walker Engineered Products, and Extract Technology Ltd. brand names. To learn more, visit www.walkerstainless.com.

Safe Harbor Statement

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 about the Company’s proposed acquisition of Walker Group Holdings LLC, the timing of the anticipated transaction and the potential benefits of the anticipated transaction, including that Wabash expects the transaction to be immediately accretive to net income. Forward-looking statements convey the Company’s current beliefs, expectations or forecasts of future events but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or actions to differ materially from what is expressed or implied by these statements. All statements contained in this press release other than statements of historical fact are forward-looking statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, the satisfaction of conditions to closing the transaction, the ability to successfully integrate Walker Group Holdings LLC operations and programs with the Company’s and the time and resources required to do so, the uncertainties inherent in commercial, manufacturing and production activities, decisions by regulatory authorities regarding whether and when to approve the transaction or any applications, competitive developments, uncertainties inherent in the completion of the necessary financing agreements, slow or negative growth in each of the companies industries. Readers should review and consider the various disclosures made by the Company in this press release, in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q and the risk factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission.

Walker Group Holdings LLC Reg G Reconciliation

Twelve Months Ended
(Dollars in thousands)	December 31, 2011
(Unaudited)
Net income	$28,160
Interest expense, net	10,245
Income tax expense	139
Depreciation and amortization	6,947
Excess (Deficit) bonus adjustment	5,746
Other adjustments(1)	1,609
Adjusted EBITDA	$52,846

(1) Includes charges related to an asset impairment and production optimization efforts

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